Exhibit 99.1

Little Squaw Unearths More Good Gold Values in Chandalar Trenching

Thursday November 1, 8:00 am ET

SPOKANE, WA--(MARKET WIRE)--Nov 1, 2007 -- Little Squaw Gold Mining Company (OTC BB:LITS.OB - News) ($0.99) ("Little Squaw" or "the Company") reports that recent trenching has generated more encouraging results from hard rock exploration on the Company's wholly owned Chandalar, Alaska, mining property. Excavator trenching on the Summit prospect cut a 20-foot-wide structure that assays 10.58 parts per million (ppm) gold, or 0.309 ounces gold per short ton (oz Au/st). (This equates to 10.58 grams per metric ton or 0.340 ounces gold per metric ton).

The Summit structure is a west-trending shear zone traced for over a mile across the central sector of the Company's Chandalar mining claims, where prospecting has identified gold mineralization occurring over at least 1,800 feet of its strike length. Gold values are hosted in irregular pinching and swelling quartz lenses and stringers that impregnate a thick fault zone, or shear zone, cutting schist bedrock. Company records show that former mining lessees extracted 2,043 tons averaging 1.54 oz Au/st from two short tunnels driven into the structure.

Trench SUM-10 cut the Summit structure about 300 feet beyond the western limits of old tunnels and revealed 20 feet (true thickness) at 10.58 ppm (0.309 oz Au/st). This is a sample length to grade-weighted average and includes a five-foot zone that assays 41.80 ppm gold (1.221 oz Au/st). A small exposure 45 feet east of the trench (towards the tunnels) assays 16.25 ppm gold (0.475 oz Au/st) over one foot. Additionally, an exposure about 100 feet west of Trench SUM-10 assays 1.94 ppm gold (0.057 oz/Au/st) over 4.5 feet. Trench SUM-10 is the only trench that cut the main Summit structure during the recent exploration campaign. Trench SUM-8 was dug in the footwall of the Summit structure near the old tunnels and was not extended to cross the main structure. It intersected 40 feet of 0.58 ppm gold (0.017 oz Au/st) associated with a zone of thin, sheeted, quartz veins.

Trench SUM-10 was dug to follow up on and check the results of drill hole SUM-10, a reconnaissance reverse-circulation percussion (or hammer) hole drilled in 2006. Hole SUM-10 hit 45 feet of 0.69 ppm gold (0.020 oz Au/st), including 5 feet of 3.24 ppm gold (0.095 oz Au/st), at a point approximately 50 feet below where the trench was later dug. This hole also intersected a parallel hanging wall zone of 10 feet of 0.97 ppm gold (0.028 oz Au/st), which Trench SUM-10 did not reach. The variability between trench and drill hole sample assay results likely reflects a nugget effect caused by the presence of free gold particles irregularly dispersed in the sheared and crushed rock. It may also show that the reconnaissance percussion drilling was not an effective tool in gaining quantitative information.

In 2006, the Company drilled three reconnaissance percussion drill holes under the old tunnels. Drill hole SUM-7 returned 45 feet of 1.36 ppm gold (0.04 oz Au/st), including 5 feet at 5.71 ppm gold (0.167 oz Au/st); drill hole SUM-8 returned 10 feet at 9.05 ppm gold (0.264 oz Au/st) plus 45 feet at 0.52 ppm gold (0.015 oz Au/st); and hole SUM-9 returned 85 feet at 0.69 ppm gold (0.028 oz Au/st), including 5 feet at 5.52 ppm gold (0.161 oz Au/st).

To summarize, combined reconnaissance-level drill and excavator trenching data, together with historic mill recovery records, indicate auriferous quartz veins occur within wider aureoles of lower-grade, sheeted veins and disseminated gold values. Exploration results indicate one or more mineralized widths of 10 to 60 feet containing average grades of 0.5 to 10 ppm gold (0.015 to 0.292 oz Au/st). The 1,800-foot-long Summit mineralized system, controlled by the Summit structure, is open in both directions. Soil sampling and ground magnetic surveys indicate that gold mineralization extends another 1,500 feet to the east, where further trenching is planned. The Company intends to commence diamond core drilling of the Summit structure as soon as possible.

James Barker, Consulting Geologist and Technical Manager for the Chandalar project, said, "There is a reasonable expectation that a large, bulk-tonnage, low-grade gold resource may exist at the Summit prospect."

Richard Walters, President of Little Squaw Gold Mining Company, is responsible for this news release. For additional information regarding Little Squaw Gold Mining, contact Susan Schenk, Manager of Investor Relations, by telephone at (509) 535-6156, or by e-mail at ir@littlesquawgold.com. Little Squaw maintains a comprehensive Web site at www.littlesquawgold.com.

Little Squaw Gold Mining is engaged in the business of precious-metals discovery. This endeavor carries certain risks that are commensurate with the potential rewards of such efforts. These risks cannot be quantified and should not be taken lightly. All statements made here regarding the firm's investment potential should be considered "forward-looking statements" as defined by prevailing regulatory guidelines. As forward-looking statements, these items represent the measured professional judgment of management. They do not, however, represent guarantees, and unforeseen and/or unforeseeable future developments may render them either incomplete or incorrect. Actual results, plans, programs, and financial performance may differ materially from express or implied forward-looking statements.

Contact:

     Contact:

     Susan Schenk

     Manager of Investor Relations

     (509) 535-6156

     ir@littlesquawgold.com

     http://www.littlesquawgold.com